EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES NEW LOAN AGREEMENT

TULSA, OK, August 11, 2022——Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that the Company has executed a new Credit Agreement (“Loan Agreement”) with BOKF, NA dba Bank of Oklahoma. The new Loan Agreement establishes (1) a fixed rate mortgage term loan in the principal amount of $15,000,000 (the “Fixed Rate Term Loan”), (2) a floating rate mortgage term loan in the principal amount of $21,000,000 (the “Floating Rate Term Loan”), and (3) a revolving promissory note in the principal amount up to $15,000,000 (the “Revolving Loan”).

Along with the new Loan Agreement, the Company paid off its loans with its former lender, MidFirst Bank, and will be immediately transitioning its treasury and other financial services to Bank of Oklahoma.

Mr. White commented, “We appreciate the support we have received from MidFirst Bank over the past seven years where we grew from $35,000,000 in sales to as high as $204,000,000 in sales. They were a great financial partner in supporting our growth and we thank them.”

Mr. White concluded, “Our new banking relationship will help strengthen our balance sheet, improve our financial results, and further support our future growth. With our new lender, Bank of Oklahoma, we will have increased borrowing capacity with reduced interest rates on borrowings. The increased capacity comes from a larger combined borrowing facility and an expanded definition of our eligible assets associated with our revolving loan. We have also decided to replace a portion of our revolver, our long-term equipment and building debts with longer term loans backed by our owned real estate. Our new term loans have reduced monthly debt payments, reduced interest rates, less restrictions on future investments, such as dividend payments and stock buybacks, and fewer financial covenants. In addition, the new $21,000,000 floating rate term loan allows for prepayments without penalties, which we expect to utilize as our inventory levels continue to normalize over the next 15 months. We appreciate this vote of confidence from Bank of Oklahoma in our people, platform and strategy. I also want to thank our team for their hard work in executing this new financial partnership.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States Multi-Level Marketing distributor of Usborne Publishing Limited (“Usborne”) children’s books and the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains almost 2,000 titles, with new additions semi-annually. Products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser, (214) 872-2710